Exhibit 99(a)
FOR IMMEDIATE RELEASE
REGENERON RECEIVES FAST-TRACK DESIGNATION FOR
THE IL-1 TRAP IN CIAS1-ASSOCIATED PERIODIC SYNDROMES
(CAPS)
Data from Pivotal Trial Expected in Second Half of 2006
Tarrytown, NY (May 31, 2006) — Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) announced today that the U.S. Food and Drug Administration (FDA) has granted fast-track designation to the IL-1 Trap program for the improvement of chronic inflammation in patients with CIAS1-Associated Periodic Syndromes (CAPS), a spectrum of rare genetic disorders. The fast-track designation is designed to facilitate the development and potentially expedite the review of new therapeutic medicines intended to treat serious conditions for which there is an unmet medical need.
“The fast track designation is an important step in the regulatory process for the IL-1 Trap, as we come closer to completing the pivotal study,” said George Yancopoulos, M.D., Ph.D., Regeneron’s Executive Vice President, Chief Scientific Officer, and President, Regeneron Research Laboratories. “With no medical treatments approved to treat the chronic inflammation generated in people with these rare conditions, we hope the IL-1 Trap will provide a new option for these patients in the future.”
In April of this year, Regeneron announced the completion of enrollment in the pivotal study. The Company expects top-line efficacy data from this pivotal trial by the end of 2006. Previously Regeneron received orphan drug designation for the IL-1 Trap in CAPS. This status is given to pharmaceuticals that treat diseases affecting less than 200,000 people in the United States.
About the IL-1 Trap
Interleukin-1 (IL-1) is a soluble protein secreted by certain cells in the body. In many cases IL-1 acts as a messenger to help regulate immune and inflammatory responses by attaching to cell-surface receptors in cells that participate in the body’s immune system. In excess, it can be harmful and has been linked to a variety of inflammatory diseases. Blocking IL-1 is a proven therapeutic approach in rheumatoid arthritis (RA), as shown by the U.S. Food and Drug Administration (FDA) approval of Amgen’s Kineret® for the treatment of RA. Kineret is a human IL-1 receptor antagonist that is administered by daily injection. IL-1 may represent an important target for pharmaceutical development in other inflammatory conditions.
The IL-1 Trap is designed to attach to and neutralize IL-1 in the blood stream before it can attach to cell-surface receptors and generate signals that can trigger disease in body tissue. Once attached to the Trap, IL-1 cannot bind to the cell surface receptors and, together with the Trap, is eliminated from the body. The IL-1 Trap has a long duration in the blood stream and can be delivered by weekly injection.
The IL-1 Trap is also being investigated in clinical trials for Systemic Juvenile Idiopathic Arthritis (SJIA), for which the Company also has been granted orphan drug designation, and is being evaluated in a number of other indications where IL-1 may play a major role.
About Regeneron Pharmaceuticals
Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer, eye diseases, and inflammatory diseases, and has preclinical programs in other diseases and disorders.
This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of our drug candidates, determinations by regulatory and administrative governmental authorities which delay or restrict our ability to continue to develop or commercialize our drug candidates, competing drugs that are superior to our product candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement, including our agreement with the sanofi-aventis Group, to be canceled or to terminate without any product success, risks associated with third party intellectual property, and other material risks. A more complete description of these and other material risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2005. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.
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Contacts:
Investors:	Media:
Charles Poole	Lauren Tortorete
914.345.7640	212.845.5609
Investor.relations@regeneron.com	ltortorete@biosector2.com

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